UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Langer, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LANGER, INC.
450 Commack Road
Deer Park, New York 11729-4510

May 17, 2006

To Our Stockholders:

On behalf of your Company’s Board of Directors, I cordially invite you to attend the Annual Meeting of Stockholders to be held on June 21, 2006, at 10:30 a.m., local time, at One Landmark Square, 22nd floor, Stamford, Connecticut 06901.

The accompanying Notice of Meeting and Proxy Statement cover the details of the matters to be presented.

A copy of the Company’s annual report for the year ended December 31, 2005, is included with this mailing.

Regardless of whether you plan to attend the Annual Meeting, I urge that you participate by completing and returning your proxy card as soon as possible. Your vote is important and will be greatly appreciated. You may revoke your proxy and vote in person if you decide to attend the Annual Meeting.

Cordially,

Langer, Inc.

W. Gray Hudkins
President and Chief Executive Officer

LANGER, INC.

Notice of Annual Meeting of Stockholders
to be held June 21, 2006

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders, and any adjournments or postponements thereof (the “Meeting”), of Langer, Inc., a Delaware corporation (the “Company”), which will be held on June 21, 2006 at 10:30 a.m., local time, at One Landmark Square, 22nd floor, Stamford, Connecticut 06901, for the following purposes:

1.                To elect six members to serve on the Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1);

2.                To ratify the appointment of BDO Seidman, LLP as the Company’s independent auditors for the year ending December 31, 2006 (Proposal 2); and

3.                To transact such other business as may properly be brought before the Meeting.

Stockholders of record at the close of business on May 9, 2006 shall be entitled to notice of and to vote at the Meeting. A copy of the Annual Report of the Company for the year ended December 31, 2005, is included herewith.

YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

May 17, 2006	By order of the Board of Directors
Joseph P. Ciavarella
Secretary

LANGER, INC.
450 Commack Road
Deer Park, New York 11729-4510

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 21, 2006

INTRODUCTION

Proxy Solicitation and General Information

This Proxy Statement and the enclosed form of proxy (the “Proxy Card”) are being furnished to the holders of common stock, par value $0.02 per share (the “Common Stock”), of Langer, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors (the “Board” or “Board of Directors”) of the Company for use at the Annual Meeting of Stockholders to be held on June 21, 2006 commencing at 10:30 a.m., local time, at One Landmark Square, 22nd Floor, Stamford, Connecticut 06901, and at any adjournment or postponement thereof (the “Meeting”). This Proxy Statement and the Proxy Card are first being sent to stockholders on or about May 17, 2006.

At the Meeting, holders of Common Stock (the “Stockholders”) will be asked:

1.                To elect six members to serve on the Board of Directors until the next annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 1);

2.                To ratify the appointment of BDO Seidman, LLP as the Company’s independent auditors for the year ending December 31, 2006 (Proposal 2); and

3.                To transact such other business as may properly be brought before the Meeting.

The Board of Directors has fixed the close of business on May 9, 2006 as the record date for the determination of Stockholders entitled to notice of and to vote at the Meeting. Each such Stockholder will be entitled to one vote for each share of Common Stock held on all matters to come before the Meeting and may vote in person or by proxy authorized in writing.

Stockholders are requested to complete, sign, date and promptly return the Proxy Card in the enclosed envelope. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Meeting in accordance with instructions contained therein. If the Proxy Card is signed and returned without instructions, the shares will be voted FOR the election of each nominee for director named herein (Proposal 1) and FOR Proposal 2. A Stockholder who so desires may revoke its proxy at any time before it is voted at the Meeting by: (i) delivering written notice to the Company (attention: Secretary); (ii) duly executing and delivering a proxy bearing a later date; or (iii) casting a ballot at the Meeting. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy.

A Stockholder may designate a person or persons other than those persons designated on the Proxy Card to act as the stockholder’s proxy. The Stockholder may use the Proxy Card to give another person authority by striking out the names appearing on the Proxy Card, inserting the name(s) of another person(s) and delivering the signed card to such person(s). The person(s) designated by the stockholder must present the signed Proxy Card at the meeting in order for the shares to be voted.

Where the Stockholder is not the record holder, such as where the shares are held through a broker, nominee, fiduciary or other custodian, the Stockholder must provide voting instructions to the record holder of the shares in accordance with the record holder’s requirements in order to ensure that the shares are properly voted.

The Board of Directors knows of no other matters that are to be brought before the Meeting other than as set forth in the Notice of Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed form of proxy, or their substitutes, will vote in accordance with their discretion on such matters.

Record Date; Shares Outstanding And Entitled To Vote; Quorum

Only Stockholders as of the close of business on May 9, 2006 (the “Record Date”) are entitled to notice of and to vote at the Meeting. As of the Record Date, there were 9,948,623 shares of Common Stock outstanding and entitled to vote, with each share entitled to one vote. See “Security Ownership of Certain Beneficial Owners and Management.” The presence at the Meeting, in person or by duly authorized proxy, of the holders of a majority of the shares of Common Stock entitled to vote constitute a quorum for this Meeting.

Required Votes

The presence at the Annual Meeting, in person or by duly authorized proxy, of the holders of a majority of the outstanding shares of stock entitled to vote constitutes a quorum for the transaction of business. Each share of common stock entitles the holder to one vote on each matter presented for stockholder action. The affirmative vote of a plurality of the votes cast in person or by proxy is necessary for the election of directors (Proposal 1). The affirmative vote of a majority of the votes cast in person or by proxy is necessary for the ratification of the appointment of the independent auditors (Proposal 2).

An inspector of elections will be appointed to tabulate votes at the meeting. Since the affirmative vote of a plurality of votes cast is required for the election of directors (Proposal 1), abstentions and “broker non-votes” will have no effect on the outcome of such election. Since the affirmative vote of a majority of the votes cast is necessary for the ratification of the appointment of the independent auditors (Proposal 2), an abstention will have the same effect as a negative vote, but “broker non-votes” will have no effect on the outcome of the voting for Proposal 2.

Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from beneficial owners. If specific instructions are not received, brokers may be precluded from exercising their discretion, depending on the type of proposal involved. Shares as to which brokers have not exercised discretionary authority or received instructions from beneficial owners are considered “broker non-votes,” and will be counted for purposes of determining whether there is a quorum.

Proxy Solicitation

The Company will bear the costs of the solicitation of proxies for the Meeting. Directors, officers and employees of the Company may solicit proxies from Stockholders by mail, telephone, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Common Stock held of record by them, and such custodians will be reimbursed for their reasonable expenses.

It is desirable that as large a proportion as possible of the Stockholders’ interests be represented at the Meeting. Therefore, even if you intend to be present at the Meeting, you are requested to sign and return the enclosed Proxy Card to ensure that your stock will be represented. If you are present at the Meeting and desire to do so, you may withdraw your proxy and vote in person by giving written notice to the secretary of the Company prior to the vote. Please return your executed proxy promptly.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the Record Date, certain information regarding beneficial ownership of our common stock by (a) each person or entity who is known to us owning beneficially 5% or more of our common stock, (b) each of our directors and nominees for the Board of Directors, (c) each of the executive officers listed in the summary compensation table under “Management—Executive Compensation” and (d) all executive officers, directors and nominees as a group. Unless otherwise indicated, each of the stockholders shown in the table has sole voting and investment power with respect to the shares beneficially owned. Unless otherwise indicated, the address of each person named in the table below is c/o 450 Commack Road, Deer Park, New York 11729-4510. As used in this table, a beneficial owner of a security includes any person who, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise has or shares (i) the power to vote, or direct the voting of, such security or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security. In addition, a person is deemed to be the beneficial owner of a security if that person has the right to acquire beneficial ownership of such security on or before July 14, 2006.

Name of Beneficial Owner	Common Stock Beneficially Owned	Percentage of Common Stock (1)
Warren B. Kanders	2,913,523	(2)	26.50%
Kennedy Capital Management, Inc.	1,232,769	(3)	12.39%
Ashford Capital Management, Inc.	1,072,000	(4)	10.78%
Andrew H. Meyers	1,077,580	(5)	10.64%
Oracle Partners, L.P.	666,667	(6)	6.28%
Bank of America Corporation	580,450	(7)	5.83%
Burtt R. Ehrlich	262,783	(8,9)	2.61%
Stuart P. Greenspon	167,700	(11)	1.68%
Arthur Goldstein	137,496	(8,10)	1.37%
W. Gray Hudkins	364,900	(12)	3.55%
Stephen M. Brecher	0	(13)	*
Joseph P. Ciavarella	160,000	(14)	1.58%
Steven Goldstein	0	(15)	*
Anthony J. Puglisi	0	(16)	*
Directors, nominees and named executive officers as a group (10 persons)	5,083,982	(17)	42.67%

*                    Less than 1%

(1)          The applicable percentage of beneficial ownership is based on 9,948,623 shares of common stock outstanding as of the Record Date, plus, with respect to particular individuals, shares of common stock that may be acquired by exercise of stock options or other rights to acquire common stock within 60 days after the date of this proxy statement.

(2)          Consists of 1,491,856 shares presently issued and outstanding held by Langer Partners, LLC, 375,000 shares presently issued and outstanding held by Kanders & Company, Inc. (“Kanders & Company”)  (100,000 shares of which were issued pursuant to a stock award, the vesting of which was accelerated on December 20, 2005 and which are subject to a lock-up agreement that expires on September 1, 2008), 515,000 shares acquirable upon the exercise of options awarded to Mr. Kanders (435,000 of which are subject to a lock-up agreement that expires with respect to 80,000 shares on each of November 12, 2006 and 2007, 91,666 shares on April 1, 2008 and 91,667 shares on each of April 1, 2009 and 2010), 416,667 shares acquirable upon conversion of our 4% convertible subordinated notes due August 31, 2006 (the “4% Convertible Notes”) held by Langer Partners, LLC, 15,000 shares acquirable under warrants held by Langer Partners, LLC and 100,000 shares acquirable upon exercise of options held by Kanders & Company. Mr. Kanders, who is the Chairman of our Board of Directors, is the sole voting member and sole manager of Langer Partners, LLC and the sole stockholder of Kanders & Company. Does not include 98,333 shares of common stock acquirable upon conversion of $590,000 principal amount of our 4% Convertible Notes held by members of Mr. Kanders’ extended family, as to which he disclaims beneficial ownership. The address for Mr. Kanders and Langer Partners, LLC is c/o Kanders & Company, Inc., One Landmark Square, Stamford, CT 06901. As indicated in footnote 6 below, Langer Partners, LLC and Kanders & Company have agreed with Oracle Partners, L.P. and certain of its affiliates that Langer Partners, LLC and Kanders & Company will not sell their shares unless and until Oracle Partners, L.P. and its affiliates have sold 222,222 shares of common stock or $1,333,333 of the 4% Convertible Notes.

(3)          This information has been obtained from the Schedule 13G/A, Amendment No. 1, filed by Kennedy Capital Management, Inc., on February 14, 2006, which gives the filer’s address as 10829 Olive Blvd., St. Louis, MO 63141.

(4)          This information has been obtained from the Schedule 13G filed by Ashford Capital Management, Inc., on February 13, 2006, which gives the filer’s address as P.O. Box 4172, Wilmington, DE 19807.

(5)          Includes 175,000 presently exercisable options held by Mr. Meyers. The address for Mr. Meyers is 31 The Birches, Roslyn Estates, New York 11576. This information has been obtained from the Schedule 13D/A, Amendment No. 1, filed by Mr. Meyers on May 21, 2001.

(6)          Consists of 666,667 shares of common stock acquirable upon conversion of 4% Convertible Notes held in the aggregate by Oracle Partners, L.P. and certain of its affiliates, SAM Oracle Investments, Inc. and SAM Oracle Fund, Inc. The address for Oracle Partners L.P. and its affiliates named above is c/o Oracle Investment Management, Inc., 200 Greenwich Avenue, Greenwich, CT 06830. Mr. Larry N. Feinberg controls the entities named in this footnote. This information has been obtained from the Schedule 13G filed by Oracle Partners, L.P. and its affiliates on November 13, 2001. As indicated in footnote 2 above, the entities owning the shares beneficially owned by Mr. Kanders have agreed not to sell their shares unless and until Oracle Partners, L.P. and its affiliates have sold 222,222 shares of common stock or $1,333,333 of the 4% Convertible Notes.

(7)          This information has been obtained from the Schedule 13G filed by Bank of America Corporation on February 8, 2006, which gives the filer’s address as 100 North Tryon Street, Floor 25, Charlotte, NC 28255.

(8)          Includes 96,376 options granted to each of Messrs. Ehrlich and Goldstein, of which 47,500 options granted to each of them are subject to lock-up agreements, which expire for each, on each of November 12, 2006 and 2007 with respect to 5,000 shares, and on each of November 8, 2006, 2007 and 2008 with respect to 12,500 shares.

(9)          Includes 46,600 shares held in trust, and 8,333 shares acquirable upon conversion of the 4% Convertible Notes held in trust, by Mrs. Burtt R. Ehrlich as Trustee for David Ehrlich, as to which Mr. Ehrlich disclaims beneficial ownership.

(10)   Includes 8,333 shares acquirable upon conversion of the 4% Convertible Notes held by Mr. Arthur Goldstein.

(11)   Includes 37,500 shares acquirable upon exercise of options granted to Mr. Greenspon all of which are subject to a lock-up agreement, which expires with respect to 12,500 shares on each of November 8, 2006, 2007 and 2008. Does not include 41,903 shares held by Mrs. Stuart P. Greenspon, as to which Mr. Greenspon disclaims beneficial ownership.

(12)   Includes 22,800 shares of restricted stock and 337,500 shares acquirable upon exercise of options granted to Mr. Hudkins. Mr. Hudkins was originally awarded 40,000 shares of restricted stock, all of which were vested as of December 20, 2005. On December 23, 2005, Mr. Hudkins surrendered 17,200 shares of such restricted stock to the Company to satisfy his obligation to reimburse the Company for withholding taxes payable by the Company for Mr. Hudkins on account of the vesting of the restricted stock. Of the 22,800 shares of restricted stock held by Mr. Hudkins, 15,200 shares are subject to a lock-up agreement that expires with respect to 7,600 shares on each of November 12, 2006 and 2007. 287,500 shares acquirable under options held by Mr. Hudkins are subject to a lock-up agreement, which expires with respect to 50,000 shares on each of November 12, 2006 and 2007, with respect to 45,833 shares on each of December 31, 2007 and 2008, with respect to 45,834 shares on December 31, 2009, with respect to 16,667 shares on each of April 1, 2008 and 2009, and with respect to 16,666 shares on April 1, 2010.

(13)   Mr. Brecher was elected to the Board of Directors and the Audit Committee on May 1, 2006.

(14)   Includes 160,000 shares acquirable upon exercise of options held by Mr. Ciavarella, of which 126,667 shares are subject to a lock-up agreement, which expires with respect to 16,667 shares on March 24, 2007, with respect to 28,333 shares on each of December 31, 2007 and 2008, with respect to 28,334 shares on December 31, 2009, with respect to 8,333 on each of April 1, 2008 and 2009 and with respect to 8,334 shares on April 1, 2010.

(15)   Mr. Steven Goldstein’s employment commenced on December 28, 2000 and was terminated on September 30, 2005.

(16)   Mr. Puglisi’s employment commenced April 15, 2002 and he resigned effective February 6, 2004.

(17)   Consists of 3,117,897 shares presently issued and outstanding owned of record or beneficially by such persons, plus 1,966,085 shares acquirable upon exercise of stock options, and warrants, or conversion of the 4% Convertible Notes held beneficially by such persons.

We are unaware of any material proceedings to which any of our directors, executive officers or affiliates or any security holder, including any owner of record or beneficially of more than 5% of any class of our voting securities, is a party adverse to us or has a material interest adverse to us.

STOCK OPTION PLANS

The following table sets forth certain information regarding our equity plans at December 31, 2005.

	(A)		(B)	(C)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price per share of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))
Equity compensation plans approved by security holders	1,660,128	(1)	$5.33	1,130,599	(2)
Equity compensation plans not approved by security holders	250,000	(3)	$5.11	—
Total	1,910,128		$5.30	1,130,599	(2)

(1)          Consists of stock options issued under the 1992 Stock Option Plan, the 2001 Stock Incentive Plan and the 2005 Stock Incentive Plan of the Company.

(2)          Consists of the shares of our common stock reserved for future issuance under options and other awards hereafter granted under the 2005 Stock Incentive Plan.

(3)          Consists of 10-year options granted to an affiliate of the Chairman of the Board of Directors and largest stockholder, and one executive officer. All such options are fully vested; 100,000 shares acquirable upon exercise of such options are subject to a lock-up agreement.

PROPOSAL 1

ELECTION OF DIRECTORS

Number of Directors and Nominees

Our Board of Directors currently consists of five directors. Our By-laws provide that our Board of Directors will consist of not less than three nor more than seven members, the precise number to be determined from time to time by the Board of Directors. The number of directors has been set at six by the Board of Directors.

Our directors are elected annually at the Annual Meeting of Stockholders. Their respective terms of office continue until the next Annual Meeting of Stockholders and until their successors have been elected and qualified in accordance with our By-laws. There are no family relationships among any of our directors or executive officers. All directors were present at last year’s Annual Meeting of Stockholders, but attendance of the directors at the Annual Meeting of Stockholders is not required.

Voting

Unless otherwise specified, each proxy received will be voted for the election as directors of the six nominees named below to serve until the next Annual Meeting of Stockholders and until their successors shall have been duly elected and qualified. Each of the nominees has consented to be named a nominee in this Proxy Statement and to serve as a director if elected. If any nominee becomes unable or unwilling to accept a nomination for election, the persons named in the enclosed Proxy Card will vote for the election of a nominee designated by the Board of Directors or will vote for such lesser number of directors as may be prescribed by the Board of Directors in accordance with our By-laws.

Biographical Information for Directors

The age and principal occupation for at least the past five years of each director nominee is set forth below.

Warren B. Kanders, 48, has been a Director and the Chairman of our Board of Directors since November 12, 2004. Mr. Kanders is a Founder and has served as the Chairman of the board of directors of Armor Holdings, Inc., a security and safety products company, which is listed on the New York Stock Exchange, since January 1996 and as its Chief Executive Officer since April 2003. Mr. Kanders has served as a member of the board of directors of Clarus Corporation since June 2002 and as the Executive Chairman of Clarus Corporation’s board of directors since December 2002. Mr. Kanders has also served as the Executive Chairman of the board of directors of Net Perceptions, Inc., since April 2004. From October 1992 to May 1996, Mr. Kanders served as Founder and Vice Chairman of the Board of Directors of Benson Eyecare Corporation, which was listed on the New York Stock Exchange. Mr. Kanders also serves as President of Kanders & Company, Inc., a private investment firm owned and controlled by Mr. Kanders that makes investments in and renders consulting services to public and private entities. Mr. Kanders received a B.A. degree in economics from Brown University in 1979.

Burtt R. Ehrlich, 66, has been a member of our Board of Directors since February 13, 2001, and is a member of our Audit Committee, our Compensation Committee and our Nominating/Corporate Governance Committee. Mr. Ehrlich served as our Chairman of the Board of Directors from February 2001 until November 2004. Mr. Ehrlich has been an independent consultant for more than five years. He is a Director of two other public companies, Armor Holdings, Inc. which is listed on the New York Stock Exchange, and Clarus Corporation. Mr. Ehrlich served as Chairman and Chief Operating Officer of Ehrlich Bober Financial Corp. (the predecessor of Benson Eyecare Corporation) from

December 1986 until October 1992, and as a director of Benson Eyecare Corporation from October 1992 until November 1995.

Arthur Goldstein, 73, has been a member of our Board of Directors since February 13, 2001, is Chairman of our Audit Committee and a member of our Nominating/Corporate Governance Committee. He is President of AGA Associates, investment advisors, which he founded in 1986.

Stuart P. Greenspon, 63, has been a member of our Board of Directors since November 8, 2005 and is a member of our Audit Committee and Compensation Committee. Mr. Greenspon has been an independent business consultant for more than 10 years. Prior to that, he was an owner and operating officer of Call Center Services, Inc. from 1990 to 1995 and of Pandick Technologies, Inc. from 1982 to 1989.

Stephen M. Brecher, 66, became a director on May 1, 2006 and has been elected to the Audit Committee. In February 2006, he joined the certified public accounting firm of Weiser LLP as a Senior Advisor. Mr. Brecher was an independent consultant from April 2005 to January 2006 and was a Principal of XRoads Solutions Group, an international consulting firm from September 2001 to March 2005. Prior thereto, he spent 33 years at KPMG LLP, a certified public accounting firm, 26 years as a tax partner specializing in international banking. Mr. Brecher is a CPA and attorney and a member of the New York State Bar. He also serves as a member of the board of directors of Refco, Inc., a public company which he joined in January 2006. The Board has determined that Mr. Brecher is an independent financial expert under the listing requirements of The Nasdaq Stock Market. See “Corporate Governance—Audit Committee.”

W. Gray Hudkins, 30, became our Chief Operating Officer effective as of October 1, 2004 and our President and Chief Executive Officer effective January 1, 2006. Mr. Hudkins served as Director of Corporate Development for Clarus Corporation from December 2002 until September 2004, as a Principal in Kanders & Company, Inc. from December 2003 until September 2004, and as Director of Corporate Development for Net Perceptions, Inc. from April 2004 until September 2004. Prior to this, from February 2002 until December 2002, Mr. Hudkins served as Manager of Financial Planning and Development for Bay Travelgear, Inc., a branded consumer products company based in New York and Chicago. From April 2000 until February 2002, Mr. Hudkins served as an Associate at Chartwell Investments LLC, a New York based private equity firm, and from August 1999 until April 2000, Mr. Hudkins served as an Associate at Saunder, Karp & Megrue L.P., a private merchant bank based in Stamford, CT. Mr. Hudkins graduated cum laude with an A.B. in Economics and a Certificate in Germanic Language and Literature from Princeton University in 1997.

The Board recommends that stockholders vote FOR each of the above-named Director Nominees.

CORPORATE GOVERNANCE

Our Board of Directors has a long-standing commitment to sound and effective corporate governance practices. In the first quarter of 2004, the Company’s management and our Board of Directors reviewed our corporate governance practices in light of the Sarbanes-Oxley Act of 2002 and the revised listing requirements of The Nasdaq Stock Market. Based on that review, and to the extent necessary, the Board of Directors adopted codes of ethics and conduct, corporate governance guidelines, committee charters, complaint procedures for accounting and auditing matters and an Audit Committee pre-approval policy.

Corporate Governance Guidelines and Documents

Our codes of ethics and conduct, the Complaint Procedures for Accounting and Auditing Matters, the Corporate Governance Guidelines, the Audit Committee Pre-Approval Policy, and the Charters of our Audit, Compensation and Nominating/Corporate Governance Committees were adopted by the Company for the purpose of promoting honest and ethical conduct, promoting full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by the Company, and promoting compliance with all applicable rules and regulations that apply to the Company and its officers and directors. Stockholders may request, without charge, a copy of our codes of ethics and conduct, corporate governance guidelines, committee charters, complaint procedures for accounting and auditing matters and the Audit Committee pre-approval policy by submitting a written request for any of such materials to Langer, Inc., at 450 Commack Road, Deer Park, New York 11729-4510, Attention: Stockholder Communications Department.

Board of Directors

Our Board of Directors is currently comprised of the following four members: Warren B. Kanders, Burtt R. Ehrlich, Arthur Goldstein and Stuart P. Greenspon. During fiscal 2005, the Board of Directors held 7 meetings. During fiscal 2005 the Board of Directors had standing Audit, Compensation and Nominating/Corporate Governance Committees. During fiscal 2005, all of the directors then in office attended at least 75% of the total number of meetings of the Board of Directors and the Committees of the Board of Directors on which they served. All members of the Company’s Board of Directors except Jonathan Foster and Gregory R. Nelson attended last year’s annual stockholders meeting, which was held on June 23, 2005. Messrs. Foster and Nelson resigned from our Board of Directors in September and November 2005, respectively.

Director Independence

In accordance with the revised listing requirements of The Nasdaq Stock Market, the Board of Directors has evaluated each of its directors’ independence from the Company based on the definition of “independence” established by The Nasdaq Stock Market. Based on the Board’s review and The Nasdaq Stock Market definition of “independence”, the Board has determined that the Board is currently comprised of a majority of independent directors, consisting of each of the following directors: Messrs. Ehrlich, Goldstein and Greenspon. The Board has also determined that each of the members of our Audit Committee is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Audit Committee

The functions of the Audit Committee are to recommend to the Board of Directors the appointment of independent auditors, to pre-approve all services to be performed by the Company’s independent auditors and analyze the reports and recommendations of such auditors. The committee also monitors the adequacy and effectiveness of our financial controls and reporting procedures and the performance of our internal audit staff and independent auditors. During fiscal 2005, the Audit Committee consisted of Messrs. Arthur Goldstein (Chairman), Ehrlich and Foster (until his resignation on September 8, 2005) and Mr. Greenspon (upon his appointment to the Board on November 8, 2005), all of whom were determined by the Board to be independent of the Company based on The Nasdaq Stock Market’s definition of “independence.” The Board of Directors has determined that it did not have an audit committee financial expert (as such term is defined under the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder) serving on its Audit Committee in 2005. With the appointment of Mr. Brecher to the Board of Directors and the Audit Committee on May 1, 2006, the Company now has an audit committee financial expert who is “independent” under The Nasdaq Stock Market listing requirements. The Audit Committee met 10 times and acted 2 times by unanimous written consent during fiscal 2005. The Board of Directors revised the Audit Committee Charter in March 2004, and a complete copy of the Charter is available for inspection at our website, LangerInc.com, by clicking on the “Investor Relations” tab.

Compensation Committee

The purpose of the Compensation Committee is to recommend to the Board of Directors the compensation and benefits of our executive officers and other key managerial personnel, and to administer our 2005 Stock Incentive Plan, 2001 Stock Incentive Plan and 1992 Stock Incentive Plan. During fiscal 2005, the Compensation Committee consisted of Mr. Foster (until his resignation on September 8, 2005) and Mr. Nelson (until his resignation on November 7, 2005). They were replaced by Mr. Ehrlich and Mr. Greenspon, respectively.  All of the current members of the Committee are non-management directors who meet applicable independence requirements under the rules of The Nasdaq Stock Market and qualify as “non-employee directors” within the meaning of Exchange Act Rule 16b-3 and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code. The Compensation Committee does not meet on a regular basis, but only as circumstances require. The Compensation Committee met 2 times and acted once by unanimous written consent in 2005. A copy of the Compensation Committee’s Charter is available at the Company’s website, LangerInc.com, by clicking on the “Investor Relations” tab.

Nominating/Corporate Governance Committee

The purpose of the Nominating/Corporate Governance Committee is to identify, evaluate and nominate candidates for election to the Board of Directors and to review the Company’s corporate governance guidelines and other related documents for compliance with applicable laws and regulations such as the Sarbanes-Oxley Act of 2002 and The Nasdaq Stock Market’s listing requirements and related rules. The members of the Nominating/Corporate Governance Committee were Messrs. Ehrlich, Goldstein and Foster, until Mr. Foster’s resignation on September 8, 2005. The Nominating/Corporate Governance Committee will consider nominees recommended by stockholders. The names of such nominees should be forwarded to Langer, Inc., c/o the Secretary, at 450 Commack Road, Deer Park, New York 11729-4510, who will submit them to the committee for its consideration. See “Requirements For Submission Of Stockholder Proposals, Nomination Of Directors And Other Business Of Stockholders” for information on certain procedures that a stockholder must follow to nominate persons for election as directors. A copy of the Nominating/Corporate Governance Committee’s Charter is available at the Company’s website, LangerInc.com, by clicking on the “Investor Relations” tab.

Candidates for the Board of Directors should possess fundamental qualities of intelligence, honesty, perceptiveness, good judgment, maturity, high ethics and standards, integrity, fairness and responsibility; have a genuine interest in the Company; have no conflict of interest or legal impediment which would interfere with the duty of loyalty owed to the Company and its stockholders; and have the ability and willingness to spend the time required to function effectively as a director of the Company. The Nominating/Corporate Governance Committee may engage third-party search firms from time to time to assist it in identifying and evaluating nominees for the Board of Directors. The Nominating/Corporate Governance Committee evaluates nominees recommended by stockholders, by other individuals and by the search firms in the same manner, as follows. The Nominating/Corporate Governance Committee reviews biographical information furnished by or about the potential nominees to determine whether they have the experience and qualities discussed above.

Mr.  Greenspon and Mr. Brecher were recommended to the Nominating/Corporate Governance Committee for appointment to the Board of Directors by a non-management director. Mr. Hudkins was recommended to the Nominating/Corporate Governance committee for appointment to the Board of Directors by the Chairman of the Board of Directors.

Compensation of Directors

Directors who are not executive officers of the Company are compensated through the issuance of stock and stock options. On November 12, 2004, the Company entered into a consulting agreement with

Kanders & Company, Inc., of which Mr. Warren B. Kanders is the principal stockholder and executive officer. On that same date, Mr. Kanders was elected to our Board of Directors and elected Chairman of the Board. For more information about the compensation payable to Kanders & Company, Inc., under the consulting agreement, see “Certain Relationships and Related Transactions—Consulting Agreement with Kanders & Company, Inc.”  In 2005, each director who was not an employee of the Company received options to purchase 37,500 shares of common stock at an exercise price of $4.89 per share. Mr. Brecher, who was elected to the Board of Directors and Audit Committee on May 1, 2006, was granted options to purchase 37,500 shares of common stock at the market price on such date. The options will vest ratably in three annual tranches commencing May 1, 2007. Additionally, Mr. Brecher will be entitled to receive compensation of $15,000 per year for his services as a financial expert (as defined in the Sarbanes-Oxley Act of 2002) on the Audit Committee.

Involvement in Certain Legal Proceedings

No director, executive officer, or person nominated to become a director or executive officer has, within the last five years: (i) had a bankruptcy petition filed by or against, or a receiver, fiscal agent or similar officer appointed by a court for, any business of such person or entity with respect to which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) been convicted in a criminal proceeding or is currently subject to a pending criminal proceeding (excluding traffic violations or similar misdemeanors); (iii) been subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities or practice; (iv) been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Stockholder Communications

Stockholders may send communications to the Board by writing to the Board of Directors or any committee thereof at Langer, Inc., c/o the Secretary, 450 Commack Road, Deer Park, New York 11729-4510. The Secretary will distribute all stockholder communications to the intended recipients.

Other communications to the non-management directors as a group or any individual director should be in writing and addressed to the attention of the non-management directors or the individual director, as applicable, and mailed to Langer, Inc., 450 Commack Road, Deer Park, New York 11729-4510, Attention: Chairman of the Board.

Complaints, Accounting, Internal Accounting or Auditing or Related Matters.

Complaints and concerns about accounting, internal accounting controls or auditing or related matters pertaining to the Company may be submitted by writing to the Chairman of the Audit Committee as follows: Langer, Inc., 450 Commack Road, Deer Park, New York 11729-4510, c/o Chairman, Audit Committee. Complaints may be submitted on a confidential and anonymous basis by sending them in a sealed envelope marked “Confidential.”

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Board of Directors has an Audit Committee consisting of three directors. Each of the members of the Audit Committee is independent from the Company and is financially literate as that qualification is interpreted by the Board of Directors. In 2004, the Board of Directors adopted a new written charter with respect to the Audit Committee’s roles and responsibilities, a copy of which is available for inspection at the Company’s website, LangerInc.com, by clicking on the “Investor Relations” tab. This charter superseded the Audit Committee charter adopted in 2001.

Management is responsible for the Company’s internal controls and the financial reporting process. The external auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

1.                 The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2005, with management and with BDO Seidman, LLP, the Company’s independent auditors.

2.                 The Audit Committee has discussed with BDO Seidman, LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards).

3.                 The Audit Committee has received the written disclosures and the letter from BDO Seidman, LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with BDO Seidman, LLP its independence from the Company.

4.                 Based on the reviews and discussions referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE
Arthur Goldstein (Chairman)
Burtt R. Ehrlich
Stuart P. Greenspon

Principal Accountant Fees and Services

Aggregate fees for professional services rendered for the Company by Deloitte & Touche LLP, the principal accountants of the Company for the fiscal year ended December 31, 2004 and the nine months ended September 30, 2005 and BDO Seidman, LLP, the principal accountants for the fiscal year ended December 31, 2005 were:

	2005	2004
Audit Fees	$439,168	$242,606
Audit Related Fees	325,000	436,476
Tax Fees	20,000	5,009
Total	$784,168	$684,091

Audit Fees.   The Audit Fees for the years ended December 31, 2005 and 2004, respectively, were for professional services rendered for the audit of the Company’s consolidated financial statements for the fiscal years ended December 31, 2005 and 2004, as applicable, and for the review of the Company’s consolidated financial statements included in the Company’s quarterly reports on Form 10-Q for fiscal 2005 and 2004, as applicable. In addition, the Audit Fees also include fees for services rendered to us by Deloitte & Touche LLP for statutory and subsidiary audits, issuance of comfort letters, consents, income tax provision procedures and assistance with review of documents filed with the Commission.

Audit Related Fees.   The Audit Related Fees as of the fiscal years ended December 31, 2005 and 2004, respectively, were for assurance and related services related to employee benefit plan audits, due diligence related to proposed or completed mergers and acquisitions, accounting consultations and audits in connection with acquisitions, due diligence in connection with the filing of a Registration Statement on Form S-1, internal control reviews, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.   Tax Fees for the fiscal years ended December 31, 2005 and 2004, respectively, were for services related to tax compliance, including the preparation of tax returns and claims for refund, tax planning and advice, including assistance with and representation in tax audits and appeals, advice related to proposed or completed mergers and acquisitions, tax services for employee benefit plans, and requests for rulings or technical advice from tax authorities. This amount includes estimates for work subject to completion.

Auditor Independence.   The Audit Committee has considered the non-audit services provided by Deloitte & Touche LLP and determined that the provision of such services had no effect on Deloitte & Touche LLP’s independence from the Company. Since its engagement in December 2005, BDO Seidman, LLP has not rendered any non-audit services.

Audit Committee Pre-approval Policy and Procedures.   The Audit Committee has adopted a Pre-approval Policy for all Audit Services, Audit Related Services, Tax Services and All Other Services to be rendered by its independent auditors to the Company. Pursuant to the Pre-approval Policy, all services to be performed by the Company’s independent auditors must be pre-approved by the Audit Committee. Any proposed services exceeding the pre-approved cost levels or other limitations must be specifically pre-approved by the Audit Committee. The Audit Committee may delegate to a majority of the Audit Committee authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. Since the adoption of the Pre-approval Policy by the Audit Committee on March 24, 2004, the Audit Committee has not waived the pre-approval requirement for any service other than audit, review or attest services rendered to the Company by Deloitte & Touche LLP or BDO Seidman, LLP. All Audit Related Fees and Tax Fees for 2005 and 2004 were pre-approved by the Audit Committee.

Dismissal of Former Principal Accountants

On December 22, 2005, the Company dismissed Deloitte & Touche LLP as its independent registered public accounting firm. The report of Deloitte & Touche LLP on the Company’s financial statements and financial statement schedule for the fiscal years ended December 31, 2004 and 2003 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principals. The Audit Committee recommended and approved the decision to change independent registered public accounting firms.

In connection with the audits of the Company’s financial statements for each of the two most recently completed fiscal years and through December 22, 2005, there were no disagreements with Deloitte & Touche LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte & Touche LLP would have caused it to make reference to the subject matter of such disagreements in connection with its audit report. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except that on November 18, 2005, Deloitte and Touche LLP advised the Company’s Audit Committee of a material weakness in internal control over financial reporting relating to the accounting for stock options and restricted stock as disclosed in the Company’s Form 10-Q for the three months ended September 30, 2005, in the Company’s Form 10-K for the year ended December 31, 2005.

EXECUTIVE OFFICERS OF THE COMPANY

The following table sets forth the name, age and position of each of the Company’s executive officers and significant employees as of April 19, 2005. The executive officers of the Company are appointed by and serve at the discretion of the Board of Directors of the Company.

Name	Age	Position
W. Gray Hudkins	30	President and Chief Executive Officer
Joseph P. Ciavarella	50	Vice President, Chief Financial Officer and Secretary

See “Proposal 1—Election of Directors—Biographical Information for Directors” for biographical data with respect to Mr. Hudkins.

Joseph P. Ciavarella   became our Vice President and Chief Financial Officer on February 16, 2004 and became our Secretary on March 25, 2005. From August 2002 until he joined us, Mr. Ciavarella was the Chief Financial Officer of New York Medical, Inc., a medical practice management company, and from 1998 through July 2002, he was Senior Vice President—Finance of Aviation Capital Group, an independent aircraft leasing and finance company that became a subsidiary of Pacific Life Insurance Company. Mr. Ciavarella received a Bachelor of Business Administration degree from Hofstra University, Hempstead, New York, in 1977, and became a Certified Public Accountant in 1979.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information with respect to the compensation paid or awarded by us to the Chief Executive Officer and our other most highly compensated executive officers whose annual salary and bonus for the year ended December 31, 2005 exceeded $100,000 (collectively, the “Named Executive Officers”). During 2005, we named our then Chief Operating Officer, Mr. W. Gray Hudkins to become our new President and Chief Operating Officer effective January 1, 2006. Our employment agreements with each of our executive officers are described below.

			Annual Compensation				Long-Term Compensation
							Restricted	Common Stock
	Fiscal Year				Other Annual		Stock	Underlying
Name and Principal Position	Ended Dec. 31,	Salary ($)	Bonus ($)		Compensation(1) ($)		Awards ($)	Options (#)
Andrew H. Meyers(2)	2005	167,500	—		52,500	(3)	—	—
President and Chief	2004	175,000	50,000		—		—	—
Executive Officer	2003	178,365	150,000	(4)			—	—
Steven Goldstein(5)	2005	192,307	—		34,948	(5)	—	—
Vice President	2004	254,519	—		—		—	100,000
	2003	166,827	75,000		—		—	—
Anthony J. Puglisi(6)	2004	27,849	—		—		—	—
Vice President and	2003	178,365	—		—		—	—
Chief Financial Officer
W. Gray Hudkins(7)	2005	200,000	100,000		—		—	187,500
Chief Operating Officer	2004	50,000	—		—		300,000	150,000
Joseph P. Ciavarella(8)	2005	200,000	75,000		—		—	110,000
Vice President,Secretary	2004	134,135	60,000		—		—	50,000
and Chief Financial
Officer

(1)          In accordance with the rules of the Securities and Exchange Commission, the annual compensation described in this table does not include various perquisites and other personal benefits received by our named executive officers that do not exceed, in the aggregate, the lesser of $50,000 or 10% of any such officer’s salary and bonus disclosed in this table.

(2)          On September 8, 2005, the Company determined not to extend Mr. Meyers’ employment contract, which, in accordance with its terms, expired December 31, 2005. The Company accrued $335,000 for severance and related expenses in accordance with contract and related separation agreement which is not included in the table above.

(3)          Represents the cost of an advanced management program attended by Mr. Meyers.

(4)          This represents a bonus that was accrued with respect to the year ended December 31, 2003 and which was paid during 2005.

(5)          Mr. Steven Goldstein’s employment commenced December 28, 2000. Mr. Goldstein became Executive Vice President in June 2003. Mr. Goldstein’s contract was terminated as of September 30, 2005. The amount in the “Other Annual Compensation” column includes a car allowance of $4,500 paid during his employment, one month of severance totalling $20,833 and accrued vacation of $9,615, which was paid out at termination. Mr. Goldstein may be entitled to receive an additional month of severance pay pursuant to a separation and general release agreement, which is not included in the table.

(6)          Mr. Puglisi’s employment commenced April 15, 2002, and he resigned effective February 6, 2004.

(7)          Mr. Hudkins became Chief Operating Officer effective October 1, 2004. Pursuant to Mr. Hudkins’ employment agreement, he received a base salary at the annual rate of $200,000 in 2004 and 2005. Effective January 1, 2006, in conjunction with his becoming President and Chief Executive Officer, his annual base salary is $275,000.

(8)          Pursuant to Mr. Ciavarella’s employment agreement, he received a base salary at the annual rate of $155,000 in 2004. Effective January 1, 2005, his annual base salary is $200,000 and effective January 1, 2006, it became $225,000.

Employment Agreements

On November 16, 2004, we agreed to extend our employment agreement with Andrew H. Meyers, our President and Chief Executive Officer, for an additional year to December 31, 2005, and to modify certain other provisions of the employment agreement. The agreement, as amended, provided for a base salary of $175,000, participation in incentive or bonus plans at the discretion of our Board of Directors and maintenance of a $1 million life insurance policy payable to beneficiaries named by Mr. Meyers. The agreement, as amended, also provided that Mr. Meyers would be entitled to receive payment of $300,000 over a period of one year in addition to any accrued and unpaid obligations of Langer if we terminate his agreement without “cause”, he terminates for “good reason”, or in the event of a “change of control” of Langer, as such terms are defined in the agreement. Mr. Meyers also agreed to certain confidentiality and non-competition provisions and certain limitations on his ability to sell or transfer his shares of common stock or options for the purchase of common stock. On September 8, 2005, we determined not to extend Mr. Meyers’ contract and, in accordance with its terms, it expired December 31, 2005 (except for certain covenants in favor of the Company and the aforesaid severance payment).

On November 16, 2004, we entered into an employment agreement with W. Gray Hudkins, effective as of October 1, 2004, that provides that he will serve as our Chief Operating Officer for a term expiring on October 1, 2007. The agreement provides for an annual base salary of $200,000, participation in incentive and bonus plans at the discretion of our Board of Directors, ten-year options to purchase up to 150,000 shares of our common stock at an exercise price of $7.50 per share, vesting in three equal annual installments commencing on November 12, 2005, and maintenance of a $1 million life insurance policy payable to beneficiaries named by Mr. Hudkins. Mr. Hudkins also received 40,000 shares of restricted stock which originally was to vest in three equal annual installments commencing November 12, 2005. Mr. Hudkins has also agreed to certain confidentiality, non-competition, and non-solicitation provisions. On June 23, 2005, Mr. Hudkins was granted options to purchase up to 137,500 shares of our common stock at an exercise price of $6.52 per share originally scheduled to vest in three annual tranches beginning December 31, 2007. On November 8, 2005, Mr. Hudkins was granted options to purchase up to 50,000 shares of our common stock at an exercise price of $4.89 per share originally scheduled to vest in three annual tranches beginning April 1, 2008. On December 20, 2005, the Board of Directors accelerated the vesting on all unvested options and restricted stock awards subject to a lock-up agreement. On January 1, 2006, Mr. Hudkins’ annual base salary was increased to $275,000. In the event Mr. Hudkins is terminated by us without “cause,” he is entitled to receive his base compensation, which may be payable at our option in cash or shares of our common stock, for a period of six months from the date of such termination.

On November 16, 2004, we entered into a new employment agreement with Steven Goldstein, effective as of January 1, 2004, that provided that he will serve as our Executive Vice President for a term scheduled to expire on January 1, 2007. The agreement provided for a base salary of $250,000, participation in incentive and bonus plans at the discretion of our Board of Directors, ten-year options to purchase up to 100,000 shares of our common stock at an exercise price of $7.50 per share, vesting in three equal annual installments commencing on November 12, 2005, and maintenance of a $1 million life insurance policy payable to beneficiaries named by Mr. Goldstein. Mr. Goldstein also received a car allowance of $500 a month. Mr. Goldstein also agreed to certain confidentiality, non-competition, and non-solicitation provisions. Mr. Goldstein’s employment was terminated on September 30, 2005, and in connection therewith, we agreed to pay Mr. Goldstein 2 months’ severance pay.

We entered into an employment agreement with Joseph P. Ciavarella, effective as of February 16, 2004, which provides that he will serve as our Chief Financial Officer. The agreement initially provided for a base salary of $155,000, participation in incentive and bonus plans at the discretion of our Board of Directors, ten-year options to purchase up to 50,000 shares of our common stock at an exercise price of $5.94 per share, originally scheduled to vest in three equal annual installments commencing on March 24, 2005. Effective January 1, 2005, his annual base salary was increased to $200,000 per year. On June 23, 2005, Mr. Ciavarella was granted options to purchase up to 85,000 shares of our common stock at an exercise price of $6.52 per share which were originally scheduled to vest in three annual tranches beginning December 31, 2007. On November 8, 2005, Mr. Ciavarella was granted options to purchase up to 25,000 shares of our common stock at an exercise price of $4.89 per share which were originally scheduled to vest in three annual tranches beginning April 8, 2008. On December 20, 2005, the Board of Directors accelerated the vesting on all unvested options subject to a lock-up agreement. On January 1, 2006 Mr. Ciavarella’s annual base salary was increased to $225,000 per year. The employment agreement may be terminated by either Mr. Ciavarella or us upon 30 days’ prior written notice. Mr. Ciavarella has also agreed to certain confidentiality, non-competition, and non-solicitation provisions. In the event Mr. Ciavarella is terminated by us without “cause” following the first anniversary of his agreement, he will be entitled to receive his base compensation for period of six months from the date of termination.

2005 Stock Incentive Plan

Our 2005 Stock Incentive Plan was adopted by our Board of Directors was approved by our stockholders on June 23, 2005. The purpose of the plan is to attract and retain valuable employees by giving them the opportunity to acquire a proprietary interest in our common stock and thereby strengthen their commitment to the company and align their interests with our stockholders. The plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock awards, restricted stock unit awards and performance awards and stock-based awards to our and our subsidiaries’ and affiliates’ employees, officers, directors, consultants, independent contractors and advisors. The maximum number of shares of our common stock available for issuance under the plan is 2,000,000 shares. Of the total shares reserved for issuance under the plan, no more than 1,500,000 of the total shares of common stock may be granted in the form of restricted shares, restricted units or performance awards.

The plan provides for its administration by either a committee consisting solely of two or more outside directors or the Board of Directors, and the Board of Directors has authorized the Compensation Committee to administer the plan. The administrator in its sole discretion determines which eligible employees, officers, directors, consultants, independent contractors and advisors may participate in the plan and the type, extent and terms of the equity-based awards to be granted to them.

The Plan provides for the award of incentive stock options as defined in the Internal Revenue Code, and non-qualified stock options. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant, and the exercise price of incentive stock options granted to 10% stockholders must be at least equal to 110% of that value. The exercise price of nonqualified stock options may be above or below the fair market value of our common stock on the date of grant as determined by the plan administrator. The maximum term of options granted under the plan is ten years. Awards granted under the plan may not be transferred in any manner other than by will or by the laws of descent and distribution, except as determined by the plan administrator, and may be exercised during the lifetime of the optionee only by the optionee (unless otherwise determined by the plan administrator and set forth in the award agreement with respect to awards that are nonqualified stock options). Options granted under the plan which are outstanding on an employee’s termination date generally expire three months after the termination of the optionee’s service, except in the case of death or disability, in which case the options generally may be exercised up to 12 months following the date of death or termination of service. Options will generally terminate immediately upon termination for cause.

The plan administrator may make grants of restricted stock for cash or other consideration, as the plan administrator determines in its discretion. The number of shares of common stock granted to each grantee will be determined by the plan administrator. Grants of restricted stock will be made subject to such restrictions and conditions as the plan administrator may determine in its sole discretion, including periods of restriction on transferability during which time the stock certificates representing the shares subject to the award may be required to be deposited with an escrow agent.

A stock-based award is an award of shares of common stock (which may consist of restricted stock) for past or future services rendered and are awarded based on criteria determined from time to time by the plan administrator in its discretion.

Upon a “change of control event” (as defined in the plan), all outstanding awards under the plan may be substituted by the successor corporation (if any). In addition, the plan administrator may, in its discretion, provide for the accelerated vesting of awards granted under the plan to occur immediately prior to the consummation of a change of control event. In the event of a stock dividend, recapitalization, stock split, reclassification or other specified events affecting us or shares of our common stock, appropriate and equitable adjustments may be made to the number and kind of shares of our common stock available for grant, as well as to the maximum share limitation under the plan, and the number and kind of shares of our common stock or other rights and prices under outstanding awards.

The Board has the right to amend or terminate the plan at any time, provided that no amendment or change in the plan that requires stockholder approval will be effective until such approval is obtained.

As of April 26, 2006, there were 969,401 shares of our common stock issued and outstanding or otherwise reserved for issuance pursuant to awards granted under the plan, leaving 1,030,599 shares remaining available, subject to plan limitations, for issuance pursuant to future grants under the plan.

Aggregate Option Exercises in 2005 Year and 2005 Year End Option Values

The table below sets forth information regarding unexercised options held by our Named Executive Officers as of December 31, 2005. During the year ended December 31, 2005 our former Executive Vice President, Steven Goldstein, exercised 80,000 stock options.

	Number of Shares of Common Stock Underlying Unexercised Options At Fiscal Year End		Value of Unexercised In-The-Money Options At Fiscal Year End(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable
Andrew H. Meyers	175,000	—	$643,125	$—
Joseph P. Ciavarella	160,000	—	$7,750	$—
W. Gray Hudkins	337,500	—	$15,500	$—

(1)          The closing bid price of the Company’s Common Stock as reported by The Nasdaq National Market on December 31, 2005 was $5.20. Value is calculated on the difference between the option exercise price of in-the-money options and such closing price, multiplied by the number of shares of Common Stock underlying the option.

Options Granted in Fiscal 2005

We granted the following options to our Named Executive Officers during fiscal 2005.

	Individual Grants					Potential Realizable
	Number of Securities Underlying Options Granted		Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name						5% ($)	10% ($)
Joseph P. Ciavarella	85,000	(1)	14.3%	6.52	6/23/15	348,533	883,252
W. Gray Hudkins	137,500	(1)	23.1%	6.52	6/23/15	563,804	1,428,790
Joseph P. Ciavarella	25,000	(1)	4.2%	4.89	11/08/15	76,882	194,835
W. Gray Hudkins	50,000	(1)	8.4%	4.89	11/08/15	153,765	389,670

(1)          The vesting of such options was accelerated on December 20, 2005. All such options are subject to certain lock-up, confidentiality and non-competition agreements.

Compensation Committee Interlocks and Insider Participation

Messrs. Foster and Nelson served on the Compensation Committee until their resignations in the year ended December 31, 2005, and following their resignations, Mr. Ehrlich and Mr. Greenspon were elected to serve on the Compensation Committee. During the year ended December 31, 2005, none of the members of the Compensation Committee (i) served as an officer or employee of the Company or its subsidiaries, (ii) was formerly an officer of the Company or its subsidiaries, or (iii) entered into any transactions with the Company or its subsidiaries. During the year ended December 31, 2005, none of our executive officers (a) served as a member of the Compensation Committee (or other board of directors committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on our Compensation Committee, (b) served as director of another entity, one of whose executive officers served on our Compensation Committee, or (c) served as member of the Compensation Committee (or other board of directors committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as one of our directors.

REPORT ON EXECUTIVE COMPENSATION
BY THE COMPENSATION COMMITTEE

Overview

The Compensation Committee of the Board of Directors assists the Board in establishing compensation packages for the Company’s executive officers and non-employee directors and administering the Company’s incentive plans. The Compensation Committee has the authority to retain and terminate any independent compensation consultant and to obtain independent advice and assistance from internal and external legal, accounting and other advisors. From time to time, the Compensation Committee reviews our compensation packages to ensure that they remain competitive with the compensation packages offered by similarly-situated companies and continue to incentivize management and align management’s interests with those of our stockholders. The Compensation Committee is comprised of two independent directors. Each member of the Compensation Committee meets the independence requirements specified by the NASDAQ and by Section 162(m) of the Internal Revenue Code of 1986, as amended.

Compensation Policy

The Compensation Committee of the Board of Directors is responsible for setting and administering the policies which govern annual executive salaries, raises and bonuses and certain awards of stock options, restricted stock and common stock, and such responsibility is generally limited to the actions taken by the Compensation Committee of the Board of Directors, although a majority of the Board’s independent directors may determine and recommend annual executive salaries, raises and bonuses as well as grants of stock options and common stock without having first received recommendations from the Compensation Committee. The general philosophy of our executive compensation program is to attract and retain talented management while ensuring that our executive officers are compensated in a way that advances the interests of our stockholders. In pursuing this objective, the Compensation Committee believes that it is critical that a substantial portion of each executive officer’s compensation be contingent upon our overall performance. The Compensation Committee is also guided by the principle that our compensation packages must be competitive, must support our overall strategy and objectives, and must provide significant rewards for outstanding financial performance while establishing clear consequences for underperformance. Annual bonuses and long-term awards for our executive officers should take into account not only objective financial goals, but also individual performance goals that reinforce our core values, which include leadership, accountability, ethics and corporate governance. It is the Compensation Committee’s responsibility to make recommendations to the Board with respect to compensation of the Chief Executive Officer and, either alone or with the other independent members of our Board, to determine and approve our Chief Executive Officer’s compensation. In addition, the Compensation Committee periodically reviews our incentive compensation and other stock-based compensation programs and recommends changes in such plans to the Board as needed.

In determining the compensation packages for our executive officers and non-employee directors, the Compensation Committee and the Board of Directors either alone or in consultation with independent consultants, have evaluated the history and performance of the Company, previous compensation practices and packages awarded to the Company’s executive officers and non-employee directors, and what other companies might pay the executive officers and non-employee directors for his or her services.

Compensation Program Components

Our executive compensation program emphasizes company performance, individual performance and an increase in stockholder value over time in determining executive pay levels. Our executive compensation program consists of three key elements: (i) annual base salaries; (ii) a performance-based annual bonus; and (iii) periodic grants of stock options and restricted stock. The Compensation Committee believes that this three-part approach serves our stockholders’ interests by motivating executive officers to improve our financial position, holding executives accountable for the performance of the organizations for which they are responsible and by attracting key executives into our service. Under our compensation program, annual compensation for executive officers is composed of a significant portion of pay that is “at risk”—specifically, the annual bonus and stock options and restricted stock awards. The Compensation Committee believes that these “at risk” awards align the interests of our executive officers with the interests of our stockholders since the grant of these awards relate directly to stock price appreciation realized by all our stockholders.

Base Salary.   In reviewing and approving the base salaries of our executive officers, the Compensation Committee considers the scope of work and responsibilities, past and current contributions and performance to the Company, and other individual-specific factors; the recommendation of the Chief Executive Officer (except in the case of his own compensation); a determination of what other companies might pay the executive for his or her services; and the executive’s experience. Except where an existing agreement establishes an executive’s salary, the Compensation Committee reviews executive officer salaries annually at the end of the fiscal year and establishes the base salaries for the upcoming fiscal year.

Annual Cash Bonus.   In reviewing and approving the performance-based annual bonus for our executive officers, the Compensation Committee considers an executive’s contribution to the overall performance of the Company and attainment of any milestones or performance targets which may be set by the Board from time to time.

Stock Options and Restricted Stock.   Executive officers of the Company and other key employees who contribute to the growth, development and financial success of the Company are eligible to be awarded stock options and restricted stock to purchase our common stock, shares of restricted common stock, and bonuses of shares of common stock under our 2005 Stock Incentive Plan (and prior to the approval of the 2005 Plan, under the 2001 Stock Incentive Plan and 1992 Stock Incentive Plan.)  Awards under these plans help relate a significant portion of an employee’s long-term remuneration directly to stock price appreciation realized by all our stockholders and aligns an employee’s interests with that of our stockholders. The Compensation Committee believes equity-based incentive compensation aligns executive and stockholder interests because (i) the use of a multi-year vesting schedule for equity awards encourages executive retention and emphasizes long-term growth, and (ii) paying a significant portion of management’s compensation in the form of equity provides management with a powerful incentive to increase stockholder value over the long term. The Compensation Committee determines appropriate individual long-term incentive awards in the exercise of its discretion in view of the above criteria and applicable policies.

Compensation of Chief Executive Officer and President

During his tenure as our Chief Executive Officer and President, Mr. Meyers was compensated pursuant to an employment agreement entered into in December 2000, as amended to date. Under the terms of his employment agreement, Mr. Meyers was entitled, at the discretion of the Board of Directors, to performance bonuses which were based upon a variety of factors and to participate in our stock incentive plans and other bonus plans based on his performance and the Company’s performance. For the year ended December 31, 2005, Mr. Meyers received a base salary of $167,500 pursuant to his employment agreement. In addition, the Company paid $52,500 for an advanced management training program attended by Mr. Meyers. Mr. Meyers’ tenure as President and Chief Executive Officer ended on December 31, 2005. Mr. Meyers resigned from the Board of Directors on March 24, 2006. Mr. Meyers did not receive a bonus for the year ended December 31, 2005.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation, other than performance-based compensation, over $1,000,000 paid for any fiscal year to an individual who, on the last day of the taxable year, was (i) the chief executive officer or (ii) among the four other highest compensated executive officers whose compensation is required to be reported in the Summary Compensation Table contained in the company’s proxy statement. Compensation programs generally will qualify as performance-based if (1) compensation is based on pre-established objective performance targets, (2) the programs’ material features have been approved by stockholders, and (3) there is no discretion to increase payments after the performance targets have been established for the performance period. The Compensation Committee desires to maximize the deductibility of compensation under Section 162(m) of the Internal Revenue Code to the extent practicable while maintaining a competitive, performance-based compensation program. However, the Compensation Committee also believes that it must reserve the right to award compensation which it deems to be in our best interest and our stockholders’ best interest but which may not be tax deductible under Section 162(m) of the Internal Revenue Code.

Submitted by the Compensation Committee of the Board of Directors:
Burtt R. Ehrlich (Chairman)
Stuart P. Greenspon

Performance Graph

The following graph compares the performance of an investment of $100 in the Company’s Common Stock with the performance of an investment of $100 in the NASDAQ (U.S.) Index and the Russell 2000 Index, for the period from February 29, 2000, through December 31, 2005. The stock price performance shown on the graph is not necessarily indicative of future price performance.

The comparisons in the chart below are based upon historical data and are not indicative of, nor intended to forecast, future performance of the Company’s common stock.

	12/31/05	12/31/04	12/31/03	12/31/02	12/31/01	2/28/01	2/29/00
Langer, Inc.	$308	$409	$205	$237	$441	$296	$100
NASDAQ (U.S.)	47	46	43	28	42	46	100
Russell 2000 Index	117	113	96	66	85	82	100

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Consulting Agreement with Kanders & Company, Inc.   On November 12, 2004, the Company entered into a consulting agreement (the “Consulting Agreement”) with Kanders & Company, the sole stockholder of which is Warren B. Kanders, who on November 12, 2004, became the Company’s Chairman of the Board of Directors, and who is the sole manager and voting member of Langer Partners, LLC (“Langer Partners”), the Company’s largest stockholder. The Consulting Agreement provides that Kanders & Company will act as the Company’s non-exclusive consultant to provide us with strategic consulting and corporate development services for a term of three years. Kanders & Company will receive, pursuant to the Consulting Agreement, an annual fee of $200,000 and may receive separate compensation for assistance, at the Company’s request, with certain transactions or other matters to be determined by the board from time to time. Additionally, through the Consulting Agreement, Kanders & Company was granted options to purchase 240,000 shares of the Company’s common stock at an exercise price of $7.50 per share (the market price of the stock on the date of the grant), vesting in three equal annual installments beginning on November 12, 2005. In November 2005, the grant of the options for 240,000 shares to Kanders & Company was cancelled and the Company granted to Mr. Kanders the 240,000 options on the same terms. The Company accounted for 15,000 of such options as compensation for duties performed by Mr. Kanders in his capacity as Chairman of the Board of Directors under APB No. 25 and accounted for 225,000 of such options as being granted pursuant to the Consulting Agreement and accounted for in accordance with EITF No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods and Services.” In November 2005, Mr. Kanders was granted 275,000 options at an exercise price of $4.89 (the market price at the date of the grant) vesting in three equal annual installments beginning April 1, 2008. The Company accounted for 37,500 of these options as compensation for duties performed in his capacity as Chairman of the Board of Directors and 237,500 as options granted pursuant to the Consulting Agreement. Additionally, on December 20, 2005, the Board of Directors accelerated the vesting of certain options, including these, subject to a lock-up agreement. The Company recorded non-cash stock option compensation of approximately $1,257,000 for year ended December 31, 2005 with respect to the consulting options of which approximately $882,000 relates to the acceleration of the vesting of such options. The Company has also agreed to provide Kanders & Company with indemnification protection, which survives the termination of the Consulting Agreement for six years, and extends to any actual or wrongfully attempted breach of duty, neglect, error, or misstatement by Kanders & Company alleged by any claimant. The Consulting Agreement replaced a previous agreement for similar consulting services, pursuant to which Kanders & Company received an annual fee of $100,000, options to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.525 per share, and the indemnification protection described above. The Company recorded expenses of $200,000, $113,611 and $100,000 with respect to the annual fee under the Consulting Agreement during the years ended December 31, 2005, 2004 and 2003, respectively.

On November 12, 2004, the Board of Directors approved a restricted stock award of 100,000 shares of restricted stock to Kanders & Company, subject to certain performance conditions, provided Mr. Kanders has not resigned from the Board of Directors, all of which were originally scheduled to vest on November 12, 2007 and which would accelerate upon the death of Mr. Kanders, or the change of control of the Company. On December 20, 2005, the Board of Directors accelerated the vesting of the restricted stock award subject to a lock-up agreement. The Company recorded a compensation charge of $465,000 with respect to such award in the statement of operations for the year ended December 31, 2005, of which approximately $317,000 relates to the acceleration of the vesting of such award.

Note and Warrant Purchase Agreement.   On September 30, 2004, the Company sold (a) the $5,500,000 principal amount of 7% senior subordinated notes due September 30, 2007 (the “Subordinated Notes”), and (b) warrants to purchase an aggregate of 110,000 shares of the Company’s common stock at an exercise price of $0.02 per share (the “Warrants”) pursuant to a Note and Warrant Purchase Agreement dated September 30, 2004 among the Company and ten accredited investors, including Langer Partners. The Subordinated Notes and Warrants were sold by the Company to finance the cash portion of the Silipos acquisition. Langer Partners purchased $750,000 principal amount of the Subordinated Notes and Warrants to purchase 15,000 shares of the Company’s common stock. As permitted under the terms of the Subordinated Notes, all the Subordinated Notes were prepaid with interest, in full, on June 15, 2005. The Warrants became exercisable on September 30, 2005 and they expire September 30, 2009. The exercise price of the Warrants is subject to adjustment in certain circumstances. The fair value of all 110,000 of the Warrants was determined to be $735,900 using the Black Scholes pricing model. This amount was recognized as a discount to the Subordinated Notes and is being amortized over the term of the Company’s Subordinated Notes and recorded as an additional interest expense. Under the Note and Warrant Purchase Agreement, the Company filed a shelf registration statement covering resales of the shares underlying the Warrants by December 31, 2005, which became effective on January 13, 2006.

4% Convertible Subordinated Notes.   On October 31, 2001, we sold $14,589,000 of our 4% Convertible Subordinated Notes due August 31, 2006 in a private placement. The notes are convertible into approximately 2,431,500 shares of our common stock at a conversion price of $6.00 per share, subject to adjustment in certain circumstances. Langer Partners purchased and currently holds $2,500,000 principal amount of our 4% Convertible Subordinated Notes. Additionally, several persons and entities that have family relationships with Warren Kanders purchased and currently hold an aggregate of $590,000 principal amount of these notes.

On October 31, 2001, Langer Partners entered into an agreement with Oracle Investment Management, Inc. (“Oracle”), pursuant to which Langer Partners agreed not to, without the prior written consent of Oracle, sell, assign, pledge, or otherwise transfer any shares of all our common stock owned by Langer Partners until such time as Oracle sells or otherwise transfers one-third or more of the 4% Convertible Subordinated Notes acquired by it, or shares of common stock received upon conversion of the notes. Oracle originally acquired and currently holds $4,000,000 in aggregate principal amount of the 4% Convertible Subordinated Notes. Oracle and certain of its affiliates have not converted any of the 4% Convertible Subordinated Notes to date. If Oracle transfers less than one-third of its interest in the 4% Convertible Subordinated Notes acquired by it or the shares of our common stock it may receive upon conversion of the notes, Langer Partners will be permitted to transfer a pro-rata percentage of our common stock owned by it. Langer Partners further agreed with Oracle to vote all shares of common stock owned by Langer Partners in favor of so many nominees of Oracle to our Board of Directors as is equal on a percentage basis to the aggregate percentage of our common stock owned by Oracle on a fully diluted basis. Oracle is currently entitled to designate one Board nominee pursuant to this right. However, Oracle has not to date nominated a director.

Loan to Steven Goldstein.   In April 2002, we made a full-recourse secured two-year term loan to Mr. Steven Goldstein, our then Executive Vice President, in the principal sum of $21,000, which bears interest at the rate of 4% per year, compounded quarterly. The loan, along with applicable interest, was repaid in April 2004.

Other related party transactions.   The Company has obtained certain technology related products and services from a company owned by the brother-in-law of Andrew Meyers, who was, until December 31, 2005, the Company’s President and Chief Executive Officer and who was a director of the Company until March 24, 2006. Costs incurred by the Company for such products and services were approximately $37,000, $31,000, and $142,000 in the years ended December 31, 2005, 2004 and 2003, respectively. The Company also engaged a company owned by Steven Goldstein’s father-in-law to provide certain promotional and marketing goods and services to the Company. Mr. Goldstein was Executive Vice President of the company prior to September 30, 2005. Costs incurred with respect to such goods and services for the years ended December 31, 2004 and 2003 were approximately $50,000, and $56,000, respectively. There was no such amount incurred in the year ended December 31, 2005.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

The firm BDO Seidman, LLP has audited the financial statements of the Company for the year ended December 31, 2005. The Board of Directors desires to continue the services of BDO Seidman, LLP for the year ending December 31, 2006. Accordingly, the Board of Directors will recommend that the Stockholders at the meeting of the Stockholders ratify the appointment of the firm BDO Seidman, LLP to audit the financial statements of the Company for the year ending December 31, 2006. Representatives of that firm are expected to be present at the Meeting, shall have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions. In the event the Stockholders do not ratify the appointment of BDO Seidman, the appointment will be reconsidered by the Audit Committee and the Board of Directors. The Company’s financial statements as of and for the year ended December 31, 2004 were audited by Deloitte & Touche, LLP, who continued to serve as the Company’s independent registered public accounting firm until they were dismissed on December 22, 2005 (see “Proposal 1—Corporate Governance—Dismissal of Former Principal Accountants”).

The Board recommends that the stockholders vote FOR the ratification of the appointment of BDO Seidman, LLP.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present any other matter for action at the Meeting other than as set forth in the Notice of Annual Meeting and this Proxy Statement. If any other matters properly come before the Meeting, it is intended that the shares represented by the proxies will be voted, in the absence of contrary instructions, in the discretion of the persons named in the proxy.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers and any persons who own more than 10% of the Company’s capital stock to file with the Commission (and, if such security is listed on a national securities exchange, with such exchange), various reports as to ownership of such capital stock. Such persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely upon reports and representations submitted by the directors, executive officers and holders of more than 10% of the Company’s capital stock, all Forms 3, 4 and 5 showing ownership of and changes of ownership in the Company’s capital stock during the year ended December 31, 2005, were timely filed with the Commission and The Nasdaq Stock Market.

Annual Report

A copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2005, is being mailed to stockholders along with this Proxy Statement. Any Stockholder who has not received a copy of the Annual Report to Stockholders and wishes to do so should contact the Company’s Secretary by mail at 450 Commack Road, Deer Park, New York 11729-4510 or by telephone at (631) 667-1200.

Form 10-K

The Company will provide, without charge, to each stockholder as of the Record Date, on the written request of the stockholder, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, including the financial statements and schedules, as filed with the Securities and Exchange Commission. Stockholders should direct the written request to the Company’s Secretary by mail at 450 Commack Road, Deer Park, New York 11729-4510.

Requirements For Submission Of Stockholder Proposals, Nomination Of Directors And Other Business Of Stockholders

Under the rules of the Securities and Exchange Commission, if a stockholder wants us to include a proposal in our Proxy Statement and Proxy Card for presentation at our 2007 Annual Meeting, the proposal must be received by us at our principal executive offices by January 5, 2007 (or, if the 2007 Annual Meeting is called for a date not within 30 calendar days before or after June 23, 2007, within a reasonable time before we begin to print and mail our proxy materials for the 2006 Annual Meeting). The proposal should be sent to the attention of: Langer, Inc., 450 Commack Road, Deer Park, New York 11729-4510, Attention: Company Secretary, and must include the information and representations that are set out in Exchange Act Rule 14a-8.

Under our Bylaws, and as permitted by the rules of the Securities and Exchange Commission, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at a meeting of our stockholders outside of the requirements set forth in Exchange Act Rule 14a-8. These procedures provide that nominations for director nominees and/or an item of business to be introduced at a meeting of our stockholders must be submitted in writing to the Secretary of the Company at our principal executive offices. Any written submission by a stockholder including a director nomination and/or item of business to be presented at a meeting of our stockholders must comply with the procedures and such other requirements as may be imposed by our Bylaws, Delaware law, The Nasdaq Stock Market, the rules and regulations of the Securities and Exchange Commission, and must include the information necessary for the Board to determine whether the candidate qualifies as independent under The Nasdaq Stock Market’s rules.

We must receive notice of the intention to introduce a director nomination or to present an item of business at our 2007 Annual Meeting (a) not less than sixty (60) days nor more than ninety (90) days prior to June 21, 2007 if our 2007 Annual Meeting is held within thirty (30) days before or after June 21, 2007; or (b) not later than the close of business on the tenth (10th) day following the day on which the notice of meeting is mailed or public disclosure of the date of the 2007 Annual Meeting is made, whichever occurs first, in the event our 2007 Annual Meeting is not held within thirty (30) days before or after June 21, 2007. In the event that we call a special meeting of our stockholders, we must receive your intention to introduce a director nomination or to present an item of business at the special meeting of stockholders not later than the close of business on the tenth (10th) day following the day on which the notice of such special meeting of stockholders is mailed or public disclosure of the date of the meeting is made, whichever occurs first.

Date: May 17, 2006	For the Board of Directors
Joseph P. Ciavarella, Secretary

This Proxy is Solicited on behalf of the Board of Directors of

LANGER, INC.

ANNUAL MEETING OF STOCKHOLDERS

June 21, 2006

The undersigned hereby appoints W. Gray Hudkins and Joseph P. Ciavarella as proxies, each with full power of substitution, and hereby authorizes each of them to appear and vote, as designated below, all shares of Common Stock of Langer, Inc., held of record by the undersigned on May 9, 2006, at the Annual Meeting of Stockholders to be held on June 21, 2006, and any adjournments or postponements thereof, and in their discretion upon any and all other matters which may properly be brought before the meeting or any adjournments or postponements thereof, and hereby revokes all earlier proxies of the undersigned.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED “FOR” EACH PROPOSAL.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH PROPOSAL.

(To be Signed on Reverse Side)

Please date, sign and mail your

proxy card back as soon as possible!

Annual Meeting of Stockholders

LANGER, INC.

June 21, 2006

☒Please mark your

votes as in this example.

.

	FOR all nominees listed at right (except as marked to the contrary below)	WITHHOLD AUTHORITY to vote for all nominees listed at right
1. ELECTION OF DIRECTORS	☐	☐	Nominees:	Warren B. Kanders Stephen M. Brecher Burtt R. Ehrlich Arthur Goldstein Stuart P. Greenspon W. Gray Hudkins

☐

(Instruction: To withhold authority to vote for any of the above listed nominees, write that nominee’s name on the line above or strike a line through that individual’s name.)

In their discretion, the named proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

AUTHORITY IS:	GRANTED	WITHHELD

	☐	☐

PLEASE DATE, SIGN AND RETURN THIS PROXY.

THANK YOU.

Signature of Stockholder(s)	Dated:	, 2006

NOTE: Signature should agree with name on stock certificate as printed thereon.  Executors, administrators, trustees and other fiduciaries should so indicate when signing.